Exhibit 10.3

August 15, 2012

Ms. Teresa Cotton Santos

8613 Preservation Way

Indianapolis, IN 46278

Dear Terri,

It has been a pleasure getting to know you over the last several weeks and to discover the potential and experience you can bring to the compliance function at Career Education Corporation. I am pleased to offer you the position of Senior Vice President and Chief Ethics and Compliance Officer reporting to Steve Lesnik, Chairman, President and Chief Executive Officer. Your start date is Monday, September 10, 2012 and your position will be based at our Campus Support Center in Schaumburg, IL. This offer is contingent upon successful completion of a criminal background check as per our standard protocol for all employees and subject to approval by the Compensation Committee of the Career Education Corporation Board of Directors.

The terms of our offer are as follows:

1.	Your salary will be $275,000 on an annualized basis.

2.	You will earn 20 vacation days per year. In 2012 you may take up to five vacation days commencing with your start date and may carry over up to five unused vacation days to 2013.

3.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Generally, eligibility begins on the first day of the month following thirty days of employment.

4.	You will be eligible to participate in the Annual Incentive Award Program (AIP) with a target opportunity of 40% of your eligible earnings (i.e. generally defined as the amount of base salary earned during the year). However, as discussed with you previously, the Board of Directors reduced the 2012 target opportunity for all participants to better align with the financial realities of our business this year. As a result, your target opportunity for 2012 will be 20% and payment will be dependent upon the Company achieving certain objectives. It is my hope that reducing participants’ target opportunity will not be required again in 2013. However, as I’m sure you can appreciate, the Compensation Committee of the Board of Directors will not make this determination until later this year or early in 2013.

5.	You will receive a cash signing bonus of $63,400 to offset the reduction in your 2012 AIP opportunity as well as your forgone bonus opportunity at Eli Lilly. This payment will be made within 30 days of your start date. You must pay taxes on the entire bonus amount. If you decide to leave Career Education Corporation of your own free will within your first year of employment, you will be required to reimburse Career Education Corporation the entire amount of your signing bonus.

231 N. MARTINGALE ROAD • SCHAUMBURG • ILLINOIS 60173

TEL (847) 781-3600 • FAX (847) 781-3610 • www.careered.com

Ms. Teresa Cotton Santos

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August 15, 2012

6.	You will receive an initial equity grant under the terms of the 2008 Career Education Corporation Incentive Compensation Plan (the Plan) as follows:

a.	You will receive 12,000 restricted stock units [RSU] which grant you the right to receive a Share of Company Common Stock for each RSU if the restrictions in the award are satisfied. The restrictions of this award will be satisfied and the award will vest in its entirety if you remain employed with the Company three years from the grant date.

b.	You will also receive a grant of 5,455 non-qualified stock option shares which gives you the right to purchase the Company’s common stock at a specified price within a specified period of time. The exercise price of the options will be the closing price of the Company’s common stock on the grant date. Vesting of this award will occur ratably over four years (i.e. 25% per year) as long as you remain employed with the Company each year on the anniversary of the grant date.

c.	This initial equity grant will be made as soon as feasible following your start date and in compliance with regulations established by the Securities and Exchange Commission (i.e. an award cannot be granted during a blackout period). To accept the award, you will be required to sign an Award Agreement that contains certain restrictive covenants such as non-compete and non-solicitation requirements. Execution of this agreement will be a condition of your employment.

7.	Beginning in 2013 you will be eligible to participate in the Long-Term Incentive Award Program [LTIP] with a target opportunity of 60% of your base salary. LTIP awards are made annually, typically during the first quarter, and participation in the LTIP and award amounts granted thereunder are subject to approval annually by the Compensation Committee of the Board of Directors. In 2012, awards granted to senior officers under the LTIP were comprised 80% of restricted stock units and 20% non-qualified stock options.

8.	As a senior officer of the company, you will be subject to the Company’s Officer Stock Ownership Guidelines which require that you achieve and maintain a certain level of stock ownership [expressed as a multiple of your base salary]. We believe these guidelines help align interests of the senior officer team with those of the Company’s stockholders. Participation in the annual LTIP and your new-hire equity grant are intended to enable you to satisfy the requirements specified in these guidelines.

9.	You are eligible for our Tier A relocation package. Please see the relocation policy documents for further details. All terms, agreements and restrictions apply to the Company Relocation Policy as administered by our vendor. If you decide to leave Career Education Corporation of your own free will within your first year of employment you will be required to reimburse Career Education Corporation the entire amount of your relocation cost. In addition, the company will reimburse you up to $50,000 if you experience a loss on the sale of your primary residence as determined by the difference between the sales price and your original purchase price.

10.	In the event you are terminated without Cause [as defined in the Career Education Corporation Executive Severance Plan], you will be eligible to receive 52 weeks of pay equal to your annual salary at the time of your termination. You will also be eligible to receive other benefits as specified in the Executive Severance Plan. In the event you are terminated without Cause or as the result of a Change-in-Control [as defined in the Plan] within 52 weeks of your start date, you may exercise the option to relocate to your current residence in Indianapolis, IN at Career Education Corporation’s expense, according to the terms of the Tier A relocation package.

231 N. MARTINGALE ROAD • SCHAUMBURG • ILLINOIS 60173

TEL (847) 781-3600 • FAX (847) 781-3610 • www.careered.com

Ms. Teresa Cotton Santos

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August 15, 2012

11.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Career Education Corporation. Employment at Career Education Corporation is at-will and may be terminated at the will of either you or Career Education Corporation.

Teri I am excited about you joining Career Education Corporation. Our company is at a pivotal point in its history and I believe you have the skills and experience to help make a positive difference. I look forward to working with you.

Sincerely,

/s/ Colon S. McLean
Colon S. McLean
Senior Vice President and Chief Human Resources Officer
Career Education Corporation

Enclosures

Accepted and Agreed to:

/s/ Teresa Cotton Santos	16 Aug 2012
Teresa Cotton Santos	(Date)

231 N. MARTINGALE ROAD • SCHAUMBURG • ILUNOIS 60173

TEL (847) 781-3600 • FAX (847) 781-3610 • www.careered.com